EXHIBIT B

OFFER TO PURCHASE

FSI LOW BETA ABSOLUTE RETURN FUND
225 Pictoria Drive, Suite 450
Cincinnati, Ohio 45246

OFFER TO PURCHASE UNITS IN AN AMOUNT UP TO TWENTY-FIVE PERCENT (25%)
OF THE FUND’S NET ASSET VALUE AS OF MARCH 31, 2017

DATED NOVEMBER 29, 2016

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
11:59 P.M., EASTERN TIME, ON DECEMBER 30, 2016
UNLESS THE OFFER IS EXTENDED

To the Unitholders of FSI Low Beta Absolute Return Fund:

FSI Low Beta Absolute Return Fund, a Delaware statutory trust that is registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified, management investment company (the “Fund”), is offering to purchase units of beneficial interest in the Fund (“Units”) from unitholders of the Fund (“Unitholders”) in an amount up to twenty-five percent (25%) of the Fund’s net asset value on the terms set forth in this Offer to Purchase and the related Letter of Transmittal (which together with the Offer to Purchase constitutes the “Offer”). The net asset value of the Units will be calculated for this purpose as of March 31, 2017 or, if the Offer is extended, as of a later date determined by the Fund’s Board of Trustees (in each case the “Valuation Date”). This Offer is being made to all Unitholders and is not conditioned on any minimum amount of Units being tendered but is subject to the terms described below. Units are not traded on any established trading market and are subject to strict restrictions on transferability set forth in the Fund’s Amended and Restated Agreement and Declaration of Trust.

Unitholders should realize that the value of the Units tendered in the Offer is expected to change between September 30, 2016 (the last time net asset value was calculated) and the Valuation Date. Unitholders tendering their Units should also note that they will remain Unitholders in the Fund, with respect to the Units tendered and accepted for purchase by the Fund, through the Valuation Date. Accordingly, the value of tendered Units will remain subject to the Fund’s investment risks set forth in the Fund’s prospectus (as it may be amended, modified or otherwise supplemented from time to time).

The Fund calculates its net asset value monthly. Any tendering Unitholders that desire to obtain the most recently calculated net asset value of their Units may contact the Fund at 1-877-379-7380, Monday through Friday, except holidays, during normal business hours of 8:30 a.m. to 5:30 p.m. (Eastern Time) or by mail at one of the addresses listed below. Unitholders desiring to tender all or portions of their Units in accordance with the terms of the Offer should complete and sign the enclosed Letter of Transmittal and send or deliver it to the Fund in the manner set forth in Section 4 below.

i

IMPORTANT

None of the Fund, its investment adviser, its investment sub-advisers, or its Board of Trustees makes any recommendation to any Unitholder as to whether to tender or refrain from tendering Units. Unitholders must make their own decisions whether to tender Units, and, if they choose to do so, the portion of their Units to tender.

Because each Unitholder’s investment decision is a personal one, based on its financial circumstances, no person has been authorized to make any recommendation on behalf of the Fund as to whether Unitholders should tender Units pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Fund.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) nor has the SEC or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to the Fund as follows:

For Certified Mail, Return Receipt Requested:

FSI Low Beta Absolute Return Fund
C/O Ultimus Fund Solutions, LLC
PO Box 46707
Cincinnati, OH 45246-0707

For Overnight Mail:

FSI Low Beta Absolute Return Fund
C/O Ultimus Fund Solutions, LLC
225 Pictoria Drive, Suite 450
Cincinnati, OH 45246

Phone: (877) 379-7380

Fax: (513) 857-3438
ii

TABLE OF CONTENTS

SUMMARY TERM SHEET.		1
1.	BACKGROUND AND PURPOSE OF THE OFFER.	2
2.	OFFER TO PURCHASE AND PRICE.	3
3.	AMOUNT OF TENDER.	4
4.	PROCEDURE FOR TENDERS.	4
5.	WITHDRAWAL RIGHTS	5
6.	PURCHASES AND PAYMENT.	6
7.	CERTAIN CONDITIONS OF THE OFFER.	6
8.	CERTAIN INFORMATION ABOUT THE FUND.	7
9.	CERTAIN FEDERAL TAX CONSEQUENCES.	10
10.	MISCELLANEOUS.	11
ANNEX A - Financial Statements		13

iii

SUMMARY TERM SHEET.

●
FSI Low Beta Absolute Return Fund (the “Fund”) is offering to purchase units of beneficial interest in the Fund (“Units”) from unitholders of the Fund (“Unitholders”) in an amount up to twenty-five percent (25%) of the Fund’s net asset value (“Offer”). The Offer is being made to all Unitholders and is not conditioned on any minimum amount of Units being tendered.

●
The net asset value of the Units will be calculated for this purpose as of March 31, 2017 or, if the Offer is extended, as of such later date as the Fund’s Board of Trustees (each a “Trustee” and collectively, the “Board”) shall determine (in each case, the “Valuation Date”). The Fund reserves the right to adjust the Valuation Date as a result of any extension of the Offer.

●
Unitholders may tender all of their Units or any portion of their Units (defined as a specific dollar value or as a number of Units). Each Unitholder that tenders Units that are accepted for purchase by the Fund will be given a non-interest bearing, non-transferable promissory note (the “Note”) entitling the Unitholder to a payment in cash equal to one hundred percent (100%) of the net asset value of the Units, less any applicable repurchase fee (the “Payment”). The Payment will be made within ninety (90) calendar days after the Valuation Date or, if the Fund has requested withdrawal of its capital from Private Funds (as that term is defined in the Fund’s prospectus, as may be amended from time to time (the “Prospectus”) to fund the purchase of Units, within ten (10) business days after receipt of at least ninety percent (90%) of the aggregate amount withdrawn by the Fund from the Private Funds, whichever is later.

●
If the Fund accepts the tender of all or a portion of a Unitholder’s Units, the Fund will make payment for the Units it purchases from one or more of the following sources: cash on hand, the proceeds from the sale of securities and portfolio assets held by the Fund, or borrowings. The Fund does not currently intend to use borrowings to pay for the purchase of Units pursuant to the Offer.

●
A tender of Units for which the Valuation Date occurs within one (1) year (i.e., three hundred and sixty-five (365) calendar days or less) of the Unitholder’s purchase of such Units (calculated on a first in, first out basis) shall be subject to a fee equal to two percent (2.00%) of the net asset value of such Units purchased by the Fund, payable to the Fund (the “Repurchase Fee”).

●
The Offer expires at 11:59 P.M., Eastern Time, on December 30, 2016, or any date corresponding to an extension of the Offer (in each case, the “Expiration Date”). Responses to the Offer received by the Fund or its designated agent after the Expiration Date will be void.

Prior to this time, Unitholders have the right to change their minds and withdraw the tenders of their Units. Unitholders will also have the right to withdraw tenders of their Units at any time after forty (40) business days from the commencement of the Offer if their Units have not yet been accepted for purchase by the Fund on or before that date.

●
If a Unitholder would like the Fund to purchase all of its Units or any portion of its Units, it should complete, sign and either :(i) mail or otherwise deliver a Letter of Transmittal, enclosed with this Offer, to FSI Low Beta Absolute Return Fund, C/O Ultimus Fund Solutions, LLC, PO Box 46707, Cincinnati, OH 45246-0707 (for certified mail, return receipt requested) or to FSI Low Beta Absolute Return Fund, C/O Ultimus Fund Solutions, LLC at 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246 (for overnight mail); or (ii) fax it to the Fund at 1-513-587-3438, so that it is received before 11:59 P.M., Eastern Time, on the Expiration Date. IF THE UNITHOLDER ELECTS TO FAX THE LETTER OF TRANSMITTAL, IT MUST MAIL THE ORIGINAL LETTER OF TRANSMITTAL TO THE FUND PROMPTLY AFTER IT IS FAXED (ALTHOUGH THE ORIGINAL DOES NOT HAVE TO BE RECEIVED BY MAIL BEFORE 11:59 P.M., EASTERN TIME, ON THE EXPIRATION DATE. The value of Units is expected to change between September 30, 2016 (the last time prior to the date of this filing as of which the Fund’s net asset value was calculated) and the Valuation Date. Unitholders may obtain the net asset value of their Units, which the Fund calculates monthly, by contacting the Fund at 1-877-379-7380 or at one of the addresses or the fax number listed above, Monday through Friday, except holidays, during normal business hours of 8:30 a.m. to 5:30 p.m. (Eastern Time).

●	If Unitholders tender for purchase more Units than the Fund is offering to purchase during the offering period, the Fund will purchase only a pro rata portion of the Units tendered by each Unitholder.

●
Please note that just as each Unitholder has the right to withdraw the tender of its Units, the Fund has the right to cancel or amend this Offer or postpone the acceptance of Units tendered for purchase thereunder at any time before 11:59 P.M., Eastern Time, on the Expiration Date. Also realize that although the Offer expires on the Expiration Date, a Unitholder that tenders all or a portion of its Units will remain a Unitholder in the Fund with respect to the Units tendered notwithstanding the Fund’s acceptance of the Unitholder’s Units for purchase through the Valuation Date. Accordingly, the value of tendered Units remains subject to the investment risks of the Fund as set forth in the Prospectus until the Valuation Date.

1.	BACKGROUND AND PURPOSE OF THE OFFER.

The purpose of the Offer is to provide liquidity to Unitholders that hold Units, as contemplated by and in accordance with the procedures set out in the Prospectus and the Fund’s Amended and Restated Agreement and Declaration of Trust dated April 2, 2013 (the “Trust Instrument”). The Prospectus and the Subscription Agreement executed by each Unitholder, each of which were provided to each Unitholder prior to subscribing for Units, provide that the Board has the discretion to determine whether the Fund will purchase Units from time to time pursuant to written tender offers. The Prospectus also states that the Board expects that tender offers, if authorized, will be made no more frequently than quarterly and will typically have a valuation date as of March 31, June 30, September 30 and December 31 (or, if any such date is not a business day, on the last business day of such calendar quarter). Because there is no secondary trading market for the Units and transfers of Units are limited by the terms of the Prospectus and the Trust Instrument, the Board has determined, after consideration of various matters, including but not limited to those set forth in the Prospectus, that the Offer is in the best interests of Unitholders.

The purchase of Units pursuant to the Offer may have the effect of increasing the proportionate interest in the Fund of Unitholders that do not tender Units. Unitholders that retain their Units may be subject to increased risks due to the reduction in the Fund’s aggregate assets resulting from the payment for the Units tendered. These risks include the potential for greater volatility due to decreased diversification of the Fund’s investments. The Fund believes, however, that this result is unlikely. To raise the necessary cash to purchase Units pursuant to the Offer, Financial Solutions, Inc., the Fund’s investment adviser (the “Adviser”) expects to minimize Fund portfolio changes by liquidating portfolio assets on a pro rata basis to the extent possible given applicable Private Fund liquidity restrictions and withdrawal notification requirements. The liquidation of Fund investments, including but not limited to Private Funds, earlier than the Adviser and/or a Fund’s sub-adviser (each a “Sub-Adviser”) would otherwise have liquidated such holdings may potentially result in losses or increased investment related expenses of the Fund. A reduction in the aggregate assets of the Fund may result in Unitholders that do not tender Units bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Units are made by new and existing Unitholders subsequent to the date of this Offer.

Units that are tendered to the Fund in connection with the Offer will be retired, although the Fund may issue Units from time to time in accordance with the Prospectus and Trust Instrument.

2.	OFFER TO PURCHASE AND PRICE.

Subject to the terms set forth in the Offer, the Fund will purchase Units, in an amount up to twenty-five percent (25%) of the Fund’s net asset value as of the Valuation Date, that are tendered by Unitholders before 11:59 P.M., Eastern Time, on the Expiration Date.

The Fund reserves the right to extend the period of time during which the Offer is pending by notifying Shareholders of such extension. During any such extension, all Units previously tendered and not withdrawn will remain subject to the Offer.

The Fund reserves the right, at any time and from time to time, up to and including the Expiration Date, to: (a) cancel the Offer as described in Section 7 of the Offer and in the event of such cancellation, not to purchase or pay for any Units tendered pursuant to the Offer; or (b) amend or postpone the acceptance of Units as described in Sections 3 and 7 of the Offer. If the Fund determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open and will promptly notify Unitholders. Accordingly, the purchase price of Units accepted for purchase by the Fund will be the net asset value thereof as of March 31, 2017 if the Offer expires on the initial Expiration Date or, if the Offer is extended, as of such later date as the Board shall determine.

The purchase price of a Unit is payable as set forth in Section 6. The Fund reserves the right to adjust the Valuation Date as a result of any extension or amendment of the Offer.

As of the close of business on September 30, 2016, there were approximately 539,043.2630 outstanding Units and the net asset value of the Fund was approximately $53,553,948.18 (based on the net asset value of those Units). Unitholders may obtain month-end net asset value information, which the Fund calculates based on pricing information received from third party vendors and, with respect to Private Funds, information received from the Private Funds, until the expiration of the Offer, by contacting the Fund at the telephone number or one of the addresses set forth on page ii, Monday through Friday, except holidays, during normal business hours of 8:30 a.m. to 5:30 p.m. (Eastern Time).

3.	AMOUNT OF TENDER.

A Unitholder may tender all its Units or a portion of its Units (defined as a specific dollar value or a number of Units). The Offer is being made to all Unitholders and is not conditioned on any minimum amount of Units being tendered.

Unitholders who tender Units in a tender offer may not have all of the tendered Units purchased by the Fund. If the number of Units that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 5 is less than or equal to twenty-five percent (25%) of the Fund’s net asset value as of the Valuation Date, the Fund will, subject to the terms of the Offer, purchase all of the Units so tendered unless the Fund elects to cancel or amend the Offer, or postpone the acceptance of tenders made pursuant to the offer, as provided in Section 7 of the Offer. If the amount of Units that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 5 is equal to more than twenty-five percent (25%) of the Fund’s net asset value as of the Valuation Date, the Fund will purchase only a pro rata portion of the Units tendered by each Unitholder.

4.	PROCEDURE FOR TENDERS.

Unitholders wishing to tender Units pursuant to the Offer should send a completed and executed Letter of Transmittal by either: (a) mail to FSI Low Beta Absolute Return Fund, C/O Ultimus Fund Solutions, LLC at PO 46707, Cincinnati, OH 45246-0707 (for certified mail, return receipt requested) or FSI Low Beta Absolute Return Fund, C/O Ultimus Fund Solutions, LLC, 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246 (for overnight mail); or (b) fax to the Fund at 1-513-587-3438. The completed and executed Letter of Transmittal must be received by the Fund, either by mail or fax, before 11:59 P.M. on the Expiration Date. The Letter of Transmittal is enclosed herewith.

The Fund recommends that all documents be submitted to the Fund via certified mail, return receipt requested, overnight mail, or by facsimile transmission. A Unitholder electing to fax a Letter of Transmittal to the Fund must also send or deliver the original completed and executed Letter of Transmittal to the Fund promptly thereafter. Unitholders wishing to confirm receipt of a Letter of Transmittal may contact the Fund’s administrator/transfer agent, Ultimus Fund Solutions, LLC at the number and addresses above. The method of delivery of any documents is at the election and complete risk of the Unitholder tendering Units including but not limited to the failure of the Fund to receive any Letter of Transmittal or other document. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the right to waive any of the terms of the Offer or any defect of any tender with respect to any particular Unit or any particular Unitholder, and the Fund’s interpretation of the terms of the Offer will be final and binding, Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, the Adviser, Meritage Capital, LLC (“Meritage”), a Sub-Adviser, Pluscios Management LLC (“Pluscios”), the other Sub-Adviser, Ultimus Fund Solutions, LLC, the Fund’s administrator, fund accountant and transfer agent or the Board shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur liability for failure to give such notice.

5.	WITHDRAWAL RIGHTS

Any Unitholder tendering Units pursuant to this Offer may withdraw such tender at any time before 11:59 P.M., Eastern Time on the Expiration Date, and at any time after forty (40) business days from the commencement of the Offer, assuming such Unitholder’s Units have not been accepted for purchase by the Fund. To be effective, any notice of withdrawal of a tender must be timely received by the Fund by: (a) mail to FSI Low Beta Absolute Return Fund, C/O Ultimus Fund Solutions, LLC, PO 46707, Cincinnati, OH 45246-0707 (for certified mail, return receipt requested) or to FSI Low Beta Absolute Return Fund, C/O Ultimus Fund Solutions, LLC, 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246 (for overnight mail); or (b) fax to the Fund at 1-513-587-3438 so that it is received no later than the Expiration Date. A tender of Units properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, subsequent to the withdrawal of tendered Units, the Units may be tendered again prior to the Expiration Date by following the procedures set forth in Section 4 above. The Notice of Withdrawal is enclosed herewith.

All questions as to the validity, form, eligibility (including time of receipt) of notices of withdrawal of the tender will be determined by the Fund, in its sole discretion, and such determination shall be final and binding.

6.	PURCHASES AND PAYMENT.

For purposes of the Offer, the Fund will be deemed to have accepted (and thereby purchased) Units that are tendered if and when it gives written notice to the tendering Unitholder of its election to purchase such Unitholder’s Units. The purchase price of the Units tendered to and accepted for purchase by the Fund will be the net asset value thereof as of the Valuation Date. The Fund’s net asset value is the value of the Fund’s assets less its liabilities, and its net asset value per Unit equals that net asset value divided by the number of the then issued and outstanding Units.

Any tender of Units for which the Valuation Date occurs within one (1) year (i.e., three hundred and sixty-five (365) calendar days or less) of the Unitholder’s purchase of such Units (calculated on a first-in, first-out basis) shall be subject to a fee equal to two percent (2.00%) of the net asset value of the Units purchased by the Fund, payable to the Fund.

If the Fund accepts all or a portion of a Unitholder’s tendered Units, the Fund will issue to the Unitholder a non-interest bearing, non-transferrable promissory note promptly after the Expiration Date. The Note will be held for the Unitholder by Ultimus Fund Solutions, LLC, the Fund’s administrator, fund accountant and transfer agent and will entitle the Unitholder to be paid a cash amount equal to one hundred percent (100%) of the net asset value of such Unitholder’s purchased Units determined as of the Valuation Date, less any applicable Repurchase Fee due to the Fund within ninety (90) calendar days after the Valuation Date or, if the Fund has requested withdrawal of its capital from any Private Funds to fund the purchase of Units, within ten (10) business days after receipt of at least ninety percent (90%) of the aggregate amount withdrawn by the Fund from the Private Funds, whichever is later.

The Fund expects that the purchase price for Units acquired pursuant to the Offer, which will not exceed twenty-five percent (25%) of the Fund’s net asset value as of the Valuation Date, will be derived from one or more of the following sources: (a) cash on hand; (b) the proceeds of the sale of securities and portfolio assets held by the Fund; and/or (c) possibly borrowing. Neither the Fund nor the Board has authorized borrowing to purchase Units tendered in connection with the Offer. Depending on the dollar amount of Units tendered and prevailing general economic and market conditions, the Board, in its sole discretion, may decide to seek to borrow money to fund all or a portion of the purchase amount for Units, subject to compliance with applicable law. The Fund expects that the repayment of any amounts borrowed will be financed from: (a) additional funds contributed to the Fund by existing or new Unitholders; and (b) from a liquidation of a portion of the Fund’s portfolio assets.

7.	CERTAIN CONDITIONS OF THE OFFER.

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Unitholders of such extension. The purchase price of Units tendered by any Unitholder will be the net asset value thereof as of March 31, 2017, or, if the Offer is extended beyond the Expiration Date, the purchase price of Units tendered by any Unitholder will be the net asset value as of such later date as the Board will determine. During any such extension, all Units previously tendered and not withdrawn will remain subject to the Offer.

The Fund also reserves the right, at any time and from time to time, up to and including the Expiration Date, to: (a) cancel the Offer and in the event of such cancellation not to purchase or pay for any Units tendered pursuant to the Offer; (b) amend the Offer; and (c) postpone the acceptance of Units. If the Fund determines to amend the Offer or to postpone the acceptance of Units tendered, it will, to the extent necessary, extend the period of time during which the Offer is open and will promptly notify Unitholders.

The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund’s investment objective and policies in order to purchase Units tendered pursuant to the Offer; (b) there is, in the judgment of the Board any: (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund; (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the U.S. that is material to the Fund; (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions; (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment; (v) commencement of war, significant increase in armed hostilities or other international or national calamity directly or indirectly involving the U.S. that is material to the Fund; (vi) material change in the NAV of the Fund from the NAV of the Fund as of commencement of the Offer; or (vii) any other event or condition that would have a material adverse effect on the Fund or its investors if Units tendered pursuant to the Offer were purchased; or (c) the Board determines that it is not in the best interest of the Fund to purchase Units pursuant to the Offer.

The Fund also reserves the right to adjust the Valuation Date as a result of any extension or amendment of the Offer. Accordingly, the purchase price of Units accepted for purchase by the Fund will be the net asset value thereof as of March 31, 2017 if the Offer expires on the initial Expiration Date or, if the Offer is extended, as of such later date as the Board shall determine.

There can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone the acceptance of tenders pursuant to the Offer.

8.	CERTAIN INFORMATION ABOUT THE FUND.

The Fund is a Delaware statutory trust that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified, management investment company. The principal executive office of the Fund is located at 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246 and the telephone number is 1-877-379-7380.

Units are registered under the Securities Act of 1933, as amended. Units, however, are not traded on any established trading market, and the transfer thereof is strictly limited by the terms of the Prospectus and the Trust Instrument.

The investment adviser of the Fund is Financial Solutions, Inc. Gary W. Gould is the Adviser’s sole principal. The principal executive office of the Adviser is located at 320 South Boston, Suite 1130, Tulsa, OK 74103 and its telephone number is 1-918-585-5858. The principal executive office of Meritage Capital, LLC, a Sub-Adviser, is 114 W. 7th Street, Suite 1300, Austin, TX 78701 and its telephone number is 1-512-637-9700. The principal executive office of Pluscios Management LLC, the other Sub-Adviser, is located at 1603 Orrington Avenue #750, Evanston, IL 60201 and its telephone number 1-224-420-7040.

The Fund’s Trustees are Gary W. Gould, Carol Befanis O’Donnell and William S. Reeser. The Fund’s Principal Executive Officer, Principal Financial Officer and Chief Compliance Officer are Gary W. Gould, Michael C. Ciotola and Martin R. Dean, respectively. The address of the Trustees and the officers is C/O FSI Low Beta Absolute Return Fund, 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246.

The Fund is not aware of any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Units (other than the Fund’s intention to accept subscriptions for Units on the first day of each calendar month and from time to time in the discretion of the Fund) or the disposition of Units; (b) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (c) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (d) any change in the identity of the Fund’s investment adviser, a sub-adviser or the members of the Board, or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of the members of the Board, to fill any existing vacancy on the Board or to change any material terms of the investment advisory arrangements with the Adviser or a Sub-Adviser; (e) a sale or transfer of a material amount of assets of the Fund (other than as the Board determines may be necessary or appropriate to fund any portion of the purchase price for Units acquired pursuant to this Offer or in connection with ordinary portfolio transactions of the Fund); (f) any other material change in the Fund’s structure or business, including any plans or proposals to make any changes in its fundamental investment policies, as amended, for which a vote would be required by Section 13 of the 1940 Act; or (g) any changes in the Trust Instrument or other actions that may impede the acquisition of control of the Fund by any person.

As of October 31, 2016, the following Trustees and officers of the Fund and persons controlling the Fund held (or had interest in) the below referenced Units:1

[1]	Unitholders owning voting securities in excess of twenty-five percent (25%) may determine the outcome of any matter affecting and voted on by Unitholders of the Fund.

Name	Relationship to Fund	Units Held	% of Outstanding Units
Gary W. Gould	Trustee, Principal Executive Officer and Chief Executive Officer	1,121.693	0.21%
Corporate Consulting Group Profit Sharing Plan	Unitholder; Affiliate of Mr. Gould and the Adviser[2]	1,359.431	0.25%
Jonathan D. Helmerich, TTEE FBO The Helmerich Trust	Unitholder	209,179.020	38.81%

As of October 31, 2016, the Fund did not own any Units. Further, other than as set forth above, the Fund is not aware of any interests in Units maintained by the Adviser, any Sub-Adviser, their respective affiliates (as that term is defined in 1940 Act) or any affiliates of Jonathan D. Helmerich and The Helmerich Trust.

To the Fund’s knowledge, no executive officer, Trustee, or other affiliate plans to tender, and the Fund presently has no plans to purchase the Units of any executive officer, Trustee or other affiliate of the Fund pursuant to the Offer. Any Units to be purchased from any Trustee, officer or affiliate of the Fund will be on the same terms and conditions as any other purchase of Units.

The Fund is not aware of any contract, arrangement, understanding or relationship relating, directly or indirectly, to the Offer (whether or not legally enforceable) between: (a) the Fund, the Adviser, a Sub-Adviser, a Trustee or any person controlling the Fund, the Adviser, or a Sub-Adviser; and (b) any other person, with respect to the Units.

No persons have been directly or indirectly employed or retained or are to be compensated to make solicitations or recommendations in connection with the Offer.

The Fund previously offered to purchase Units from Unitholders pursuant to a written tender filed on August 30, 2016. No units were tendered pursuant to the offer.

[2]	Mr. Gould is the sole principal of Corporate Consulting Group. As principal, Mr. Gould has an interest in the Units held by the Plan.

9.	CERTAIN FEDERAL TAX CONSEQUENCES.

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to the purchase of Units by the Fund for cash pursuant to the Offer. This summary does not purport to be a complete description of the income tax considerations applicable to such purchase. Unitholders should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Units by the Fund pursuant to the Offer.

This summary assumes that Unitholders hold Units as capital assets (generally, property held for investment). The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and administrative and judicial interpretations, each as of the date of this Offer and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. The Fund has neither sought nor will seek any ruling from the Internal Revenue Service, or “IRS,” regarding this Offer. This summary does not discuss any aspects of foreign, state or local tax.

U.S. Unitholders. A “U.S. Unitholder” is a beneficial owner of Units that is for U.S. federal income tax purposes: (a) a citizen or individual resident of the United States; (b) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (c) a trust, if a court within the United States has primary supervision over its administration and one of more U.S. persons have the authority to control all of its substantial decisions, or the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or (d) an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

A U.S. Unitholder generally will recognize taxable gain or loss if the U.S. Unitholder sells or otherwise disposes of its Units. Such Unitholder’s gain or loss is generally calculated by subtracting from the gross proceeds the cost basis of its Units sold or otherwise disposed of. For non-corporate U.S. Unitholders, any gain or loss arising from a sale or disposition generally will be treated as long-term capital gain or loss if the Unitholder has held its Units for more than one year. Otherwise, it will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of Units held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received or undistributed capital gain deemed received, with respect to such Units. In addition, all or a portion of any loss recognized upon a disposition of Units may be disallowed if other Units are purchased (whether through reinvestment of distributions or otherwise) within thirty (30) calendar days before or after the disposition.

The Fund may be required to withhold U.S. federal income tax, or “backup withholding,” currently at a rate of twenty-eight percent (28%), from all taxable distributions to any non-corporate U.S. Unitholder: (a) who fails to furnish the Fund with a correct taxpayer identification number or a certificate that such Unitholder is exempt from backup withholding, or (b) with respect to whom the IRS notifies the Fund that such Unitholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the U.S. Unitholder’s U.S. federal income tax liability and may entitle such Unitholder to a refund; provided that proper information is timely provided to the IRS.

Non-U.S. Unitholders. A “Non-U.S. Unitholder” is a beneficial owner of Units that is not a U.S. Unitholder. Any gain realized by a Non-U.S. Unitholder upon the sale of Units will not be subject to withholding of U.S. federal income tax and generally will not be subject to U.S. federal income tax unless: (a) the gains are effectively connected with a U.S. trade or business of the Non-U.S. Unitholder and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. Unitholder in the United States; or (b) the Non-U.S. Unitholder is an individual, has been present in the United States for one hundred and eighty-three (183) calendar days or more during the taxable year, and certain other conditions are satisfied. For a corporate Non-U.S. Unitholder, gains realized upon the sale of the Units that are effectively connected with a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or at a lower rate if provided for by an applicable income tax treaty).

Legislation enacted on March 18, 2010, commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA,” will generally impose a U.S. withholding tax of thirty percent (30%) on payments to certain foreign entities of the gross proceeds from dispositions of Units that produces U.S.-source dividends, unless various U.S. information reporting and due diligence requirements that are different from, and in addition to, the beneficial owner certification requirements described above have been satisfied. To avoid withholding under these provisions, certain Non-U.S. Unitholders may need to enter into information-sharing agreements with the IRS in which they agree to identify and report information to the IRS each year on their U.S. accounts and withhold on “passthrough payments” to certain accountholders or owners who do not provide information or comply with the FATCA requirements. Non-U.S. Unitholders should consult their tax advisers regarding the effect, if any, of this legislation on their ownership and sale or disposition of Units. While these withholding tax provisions were to have been effective beginning in 2013, the U.S. Treasury Department and the IRS have indicated in a notice issued on October 24, 2012, of a phased-in implementation of these provisions, with withholding on income payments, other than gross proceeds, which began on January 1, 2014, and withholding on withholdable payments in the form of gross proceeds to begin on January 1, 2017, and with withholding on certain “passthrough payments” to begin on January 1, 2017.

10.	MISCELLANEOUS.

The Offer is not being made to, nor will tenders be accepted from, Unitholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Unitholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission, which includes certain information relating to the Offer summarized herein. A free copy of such statement may be obtained from the Fund by contacting the Fund at the address and telephone number set forth on page ii or from the Securities and Exchange Commission’s internet web site, http://www.sec.gov. For a fee, a copy may be obtained from the public reference office of the Securities and Exchange Commission at 100 F Street, N.E., Washington, DC 20549.

ANNEX A - Financial Statements

The following financial statements of the Fund, which the Fund has prepared and furnished to Unitholders pursuant to Rule 30e-1 under the 1940 Act and filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Rule 30b2-1 under the 1940 Act, are incorporated by reference in their entirety into this Offer:

Audited financial statements for the fiscal year ended August 31, 2016 previously filed via EDGAR on Form N-CSR on November 9, 2016;

Unaudited financial statements for the semi-annual fiscal period ended February 29, 2016 previously filed via EDGAR on Form N-CSR on May 2, 2016;

Audited financial statements for the fiscal year ended August 31, 2015 previously filed via EDGAR on Form N-CSR on November 6, 2015; and

Unaudited financial statements for the semi-annual fiscal period ended February 28, 2015 previously filed via EDGAR on Form N-CSR on May 6, 2015.

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